ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-171806 Dated July 12, 2011
Royal Bank of Canada Trigger Autocallable Optimization Securities Linked to the Common Stock of Riverbed Technology, Inc. due on or about July 18, 2012
Investment Description
Trigger Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the common stock of Riverbed Technology, Inc. (the “underlying stock”). If the underlying stock closes at or above the underlying stock's closing price on the Trade Date (the "Starting Price") on any Observation Date (which will occur first on or about August 12, 2011 and then monthly thereafter as described on page 4 of this free writing prospectus), Royal Bank of Canada will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return based on the Call Return Rate. The Call Return increases the longer the Securities are outstanding, as described below.  If by maturity the Securities have not been called, Royal Bank of Canada will either repay you the full principal amount or, if the underlying stock closes below the Trigger Price on the final Observation Date, which will be set to equal 65% of the Starting Price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the underlying stock from the Trade Date to the final Observation Date, up to a 100% loss of your principal amount invested. You will receive a positive return on your Securities only if the underlying stock closes at a price equal to or above the Starting Price on any Observation Date, including the final Observation Date.

Investing in the Securities involves significant risks.  The Securities do not pay interest.  You may lose some or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada and is not, either directly or indirectly, an obligation of any third party. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑        Call Return — Royal Bank of Canada will automatically call the Securities for a Call Price equal to the principal amount plus the applicable Call Return based on the Call Return Rate if the closing price of the underlying stock on any Observation Date is equal to or greater than the Starting Price. The Call Return increases the longer the Securities are outstanding.  If the Securities are not called, investors will have the potential for downside market exposure to the underlying stock at maturity.

❑        Contingent Repayment of Principal Amount at Maturity— If you hold the Securities to maturity, the Securities have not been called on any Observation Date including the final Observation Date and the underlying stock closes above or equal to the Trigger Price on the final Observation Date, Royal Bank of Canada will pay your full principal amount. If the underlying stock closes below the Trigger Price on the final Observation Date, Royal Bank of Canada will pay less than your principal amount, if anything, resulting in a loss of your investment that will be proportionate to the full negative Underlying Return.  The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Royal Bank of Canada.

Trade Date1                                                             July 12, 2011
Settlement Date1                                                  July 15, 2011
Observation Dates1                                           Monthly (see page 4 for details)
Final Observation Date2                                 July 12, 2012
Maturity Date2                                                        July 18, 2012
1          Expected.  In the event we make any change to the expected Trade Date and Settlement Date, the Observation Dates, including the final Observation Date, and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.
2          Subject to postponement in the event of a market disruption event as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-TAOS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS TAOS-1 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
These preliminary terms relate to Securities linked to the performance of the common stock of Riverbed Technology, Inc.  The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.   The Call Return Rate will be set to the rate listed below, and the Starting Price will be determined on the Trade Date.

Underlying Stock	Call Return Rate	Starting Price	Trigger Price	CUSIP	ISIN
Riverbed Technology, Inc.	38.82% per annum	h	65% of the Starting Price	78010T738	US78010T7384
See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus.  The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. UBS-TAOS-1 dated March 3, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TAOS-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Note	Total	Per Note	Total	Per Note
Riverbed Technology, Inc. (RVBD)	h	$10.00	h	$0.125	h	$9.875
(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-14 of the accompanying product prospectus supplement no. UBS-TAOS-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.125 per $10 principal amount Security.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-TAOS-1 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes, in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TA0S-1 dated March 2, 2011.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TAOS-1, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-TAOS-1 dated March 2, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000717/b31110424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside equity risk as the underlying stock.

♦    You believe the underlying stock will close at or above the Starting Price on any one of the specified Observation Dates, including the final Observation Date.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦    You are willing to hold securities that will be called on the earliest Observation Date on which the underlying stock closes at or above the Starting Price, or you are otherwise willing to hold such securities to maturity, a term of 12 months.

♦    You are willing to make an investment whose return is limited to the applicable Call Return regardless of the potential appreciation of the underlying stock, which could be significant.

♦    You would be willing to invest in the Securities based on a Call Return Rate of 38.82% per annum.

♦    You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦    You are willing to forgo any dividends paid on the underlying stock and you do not seek current income from this investment.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦        You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦        You do not believe the underlying stock will close at or above the Starting Price on any one of the specified Observation Dates, including the final Observation Date, or you believe the underlying stock will close below the Trigger Price, which is 65% of the Starting Price, on the final Observation Date.

♦        You seek an investment that is designed to provide a full return of principal at maturity.

♦        You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the underlying stock.

♦        You seek an investment that participates in the full appreciation of the underlying stock and whose return is not limited to the applicable Call Return.

♦        You would be unwilling to invest in the Securities based on a Call Return Rate of 38.82% per annum.

♦        You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the underlying stock closes at or above the Starting Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 12 months.

♦        You seek an investment for which there will be an active secondary market.

♦        You seek current income from your investment, or you want to receive any dividends paid on the underlying stock.

♦        You prefer the lower risk, and therefore accept the potentially lower returns, of conventional fixed income investments with comparable maturities and credit ratings.

♦        You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦        You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TAOS-1 for risks related to an investment in the Securities.

Indicative Terms
Issuer:	Royal Bank of Canada
Principal Amount per Security:	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term:	12 months, unless called earlier
Underlying Stock1:	Riverbed Technology, Inc. (Bloomberg Symbol: RVBD) (the “underlying company”)
Call Feature:
The Securities will be called if the Closing Price of the underlying stock on any Observation Date is at or above the Starting Price. If the Securities are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date.

Observation Dates2:
The first Observation Date will occur on or about August 12, 2011; Observation Dates will occur monthly thereafter on or about September 12, 2011, October 12, 2011, November 14, 2011, December 12, 2011, January 12, 2012, February 13, 2012, March 12, 2012, April 12, 2012, May 14, 2012, June 12, 2012, and July 12, 2012 (the “final Observation Date”).3

Call Settlement Dates:	Two (2) business days following the applicable Observation Date, except that the Call Settlement Date for the final Observation Date is the Maturity Date.
Call Price:	The Call Price will be calculated based on the following formula:
$10.00 + ($10.00 x Call Return)
Call Return/Call Return Rate:	The Call Price will be based upon the applicable Call Return. The Call Return increases the longer the Securities are outstanding and is based on the Call Return Rate of 38.82% per annum.

Observation Date2	Call Settlement Dates	Call Return	Call Price (per $10.00)
August 12, 2011	August 16, 2011	3.2350%	$10.3235
September 12, 2011	September 14, 2011	6.4700%	$10.6470
October 12, 2011	October 14, 2011	9.7050%	$10.9705
November 14, 2011	November 16, 2011	12.9400%	$11.2940
December 12, 2011	December 14, 2011	16.1750%	$11.6175
January 12, 2012	January 17, 2012	19.4100%	$11.9410
February 13, 2012	February 15, 2012	22.6450%	$12.2645
March 12, 2012	March 14, 2012	25.8800%	$12.5880
April 12, 2012	April 16, 2012	29.1150%	$12.9115
May 14, 2012	May 16, 2012	32.3500%	$13.2350
June 12, 2012	June 14, 2012	35.5850%	$13.5585
July 12, 2012 (Final Observation Date)	July 18, 2012 (Maturity Date)	38.8200%	$13.8820

1For a description of adjustments that may affect the underlying stock, see “General Terms of the Securities” in the product prospectus supplement no. UBS-TAOS-1.
2Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates (including the final Observation Date) and Maturity Date will be changed to ensure that the stated term of the Securities remains approximately the same.
3 Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-TAOS-1.
Payment at Maturity (per Security):
If the Securities are not called and the Final Price is above or equal to the Trigger Price on the final Observation Date, Royal Bank of Canada will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not called and the Final Price is below the Trigger Price on the final Observation Date, Royal Bank of Canada will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative Underlying Return; equal to:

$10.00 x (1 + Underlying Return)
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying stock declines.
Underlying Return:	Final Price – Starting Price Starting Price
Trigger Price:	65% of the Starting Price
Starting Price:	The closing price of the underlying stock on the Trade Date.
Final Price:	The closing price of the underlying stock on the final Observation Date
Closing Price:	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Investment Timeline
Trade Date:	The closing price of the underlying stock (the Starting Price) is observed, the Trigger Price is determined and the Call Return Rate is set.

Monthly
The Securities will be called if the closing price of the underlying stock on any Observation Date is equal to or greater than the Starting Price.

If the Securities are called, Royal Bank of Canada will pay the Call Price for the applicable Observation Date equal to the principal amount plus the applicable Call Return.

Maturity Date
The Final Price of the underlying stock is observed on the final Observation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Trigger Price, Royal Bank of Canada will repay the principal amount equal to $10.00 per Security.

If the Securities have not been called and the Final Price is less than the Trigger Price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the underlying stock, equal to a return of:

$10.00 × (1 + Underlying Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the underlying stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TAOS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
You May Lose Some or All of Your Principal: The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily pay the full principal amount at maturity. The return on the Securities depends on whether the underlying stock closes at or above the Starting Price on an Observation Date, and if the Securities are not called, whether the Final Price of the underlying stock is greater than or equal to the Trigger Price.  If the Securities are not called, Royal Bank of Canada will only pay you the principal amount of your Securities if the Final Price of the underlying stock is greater than or equal to the Trigger Price and will only make such payment at maturity.  If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.

♦
The Call Feature Limits Your Potential Return: The return potential of the Securities as of any Observation Date is limited to the applicable Call Return, regardless of the appreciation of the underlying stock, which may be significant. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the underlying stock. In addition, because the Call Return increases the longer the Securities are outstanding, the Call Price payable on the first Observation Date is less than the Call Price payable on later Observation Dates.  As the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal.

♦	No Interest Payments: Royal Bank of Canada will not pay any interest with respect to the Securities.

♦
Reinvestment Risk: If your Securities are called early, the holding period over which you would receive the per annum Call Return Rate of 38.82% could be as little as one month.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦
Contingent Repayment of Principal Applies Only at Maturity: You should be willing to hold your Securities to maturity.  If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment, even if the price of the underlying stock is above the Trigger Price.

♦
The Call Return Rate Will Reflect in Part the Volatility of the Underlying Stock: “Volatility” refers to the frequency and magnitude of changes in the price of the underlying stock. The greater the volatility of the underlying stock, the more likely it is that the price of that stock could close below the Trigger Price on the final Observation Date. This risk will generally be reflected in a higher Call Return Rate for the Securities than the return payable on our conventional debt securities with a comparable term. However, while the Call Return Rate is set on the Trade Date, the underlying stock’s volatility can change significantly over the term of the Securities, and may increase. The price of the underlying stock could fall sharply as of the final Observation Date, which could result in a significant loss of your initial investment.

♦
Credit of Royal Bank of Canada: The Securities are unsubordinated and unsecured debt obligations of Royal Bank of Canada and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦
Single Stock Risk:  The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Securities, should make your own investigation into the underlying stock issuer and the underlying stock for your Securities.  We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

♦
Dividend Payments or Voting Rights: As a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the underlying stock would have.

♦
Owning the Securities Is Not the Same as Owning the Underlying Stock: The return on your Securities may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Securities.  Further, you will not participate in any appreciation of the underlying stock, which could be significant.

♦
Certain Built-In Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity: While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates.  As a result, the price, if any, at which Royal Bank of Canada or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your Securities to maturity.

♦
There is a High Probability that the Securities Will Be Called or that the Underlying Stock Will Fall Below the Trigger Price: Since its inception, the underlying stock has experienced significant volatility. As a result, there is a high probability that your Securities will be called before the Maturity Date, limiting your return potential. At the same time, there is also a high probability that the underlying stock will close below the Trigger Price on the final Observation Date, exposing you to the loss of some or all of your principal investment.

♦
There Is No Affiliation Between the Underlying Company and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Underlying Company — We are not affiliated with the underlying company.  However, we and our affiliates may currently, or from time to time in the future engage in business with the underlying company.  Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying stock and the underlying company.  You, as an investor in the Securities, should make your own investigation into the underlying stock and the underlying company for your Securities.  The underlying company is not involved in this offering and has no obligation of any sort with respect to your Securities.  The underlying company has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Lack of Liquidity:  The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the underlying stock that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying stock, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price: Trading or transactions by Royal Bank of Canada or its affiliates in the underlying stock, or in futures, options, exchange-traded funds or other derivative products on the underlying stock may adversely affect the market value of the underlying stock, the closing price of the underlying stock, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities: In addition to the closing price of the underlying stock on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the underlying stock;

♦	the time to maturity of the Securities;

♦	the dividend rate on the underlying stock;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the underlying stock that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Stock Is Limited: The calculation agent will make adjustments to the Starting Price and the Trigger Price for certain events affecting the shares of the underlying stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples
The examples below illustrate the payment upon a call or at maturity for a $10.00 Security in a hypothetical offering of the Securities, with the following assumptions (the actual terms will be determined on the Trade Date; numbers in the examples below have been rounded for ease of analysis):

Principal Amount:	$10.00
Term:	12 months
Starting Price:	$41.00
Call Return Rate:	38.82% per annum (or 3.2350% per monthly period)
Observation Dates:	Observation Dates will occur monthly as set forth under “Indicative Terms” in this free writing prospectus.
Trigger Price:	$26.65 (which is 65% of the Starting Price)

Example 1 — Securities are Called on the First Observation Date
Closing Price at first Observation Date:	$42.00 (at or above Starting Price, Securities are called)
Call Price (per $10.00)	$10.3235
Because the Securities are called on the first Observation Date, Royal Bank of Canada will pay you on the Call Settlement Date a total Call Price of $10.3235 per $10.00 principal amount (a 3.2350% total return on the Securities).

Example 2 — Securities are Called on the final Observation Date

Closing Price at first Observation Date:	$36.45 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$34.52 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$35.69 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at final Observation Date:	$41.50 (at or above Starting Price, Securities are called)
Call Price (per $10.00)	$13.882
Because the Securities are called on the final Observation Date, Royal Bank of Canada will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $13.882 per $10.00 principal amount (a 38.82% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price on the final Observation Date

Closing Price at first Observation Date:	$36.45 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$34.52 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$35.69 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at final Observation Date:	$28.71 (below Starting Price, but above the Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00
Because the Securities are not called and the Final Price is not below the Trigger Price on the final Observation Date, Royal Bank of Canada will pay you at maturity a total of $10.00 per $10.00 principal amount (a 0% return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price on the final Observation Date

Closing Price at first Observation Date:	$36.45 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$34.52 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$35.69 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at final Observation Date:	$20.50 (below Starting Price and Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00 x [1 + Underlying Return] $10.00 x (1 – 50.0%) $5.00
Because the Securities are not called and the Final Price is below the Trigger Price on the final Observation Date, Royal Bank of Canada will pay you at maturity a total of $5.00 per $10.00 principal amount (a 50.00% loss on the Securities).

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences

Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this free writing prospectus as a callable pre-paid cash-settled derivative contract linked to the underlying stock for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.  Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Security that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Underlying Stock is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement no. UBS-TAOS-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information about the Underlying Stock
We have derived all information contained in this free writing prospectus regarding the underlying company from publicly available information. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. You should make your own investigation into the underlying stock and underlying company. The underlying company manufactures and markets appliances used to connect computers in wide area networks.

Because the underlying stock is registered under the Securities Exchange Act of 1934, the underlying company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the underlying company can be located at the SEC’s facilities or through the SEC’s website by reference to the underlying company’s SEC CIK number, 1357326.  We make no representation or warranty as to the accuracy or completeness of the underlying company’s information or reports.

Although we and our affiliates may hold securities of the underlying company from time to time, we do not control the underlying company. The underlying company will have no obligations with respect to the Securities. This free writing prospectus relates only to the Securities and does not offer the underlying stock or any other securities of the underlying company. Neither we nor any of our affiliates have participated or will participate in the preparation of the underlying company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the underlying company in connection with the offering of the Securities. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the underlying company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this free writing prospectus, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the underlying stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the underlying company could affect the value of the underlying stock and therefore could affect your return on the Securities.

The selection of the underlying stock is not a recommendation to buy or sell the underlying stock. Neither we, UBS Financial Services Inc., nor any of our affiliates make any representation to you as to the performance of the underlying stock.

The underlying stock trades on the NASDAQ under the symbol “RVBD”.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for the underlying stock, based on daily closing prices on the NASDAQ, as reported by Bloomberg.  The closing price of the underlying stock on July 8, 2011 was $41.13.  The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra- Day Low	Quarterly Period-End Close

7/3/2006	9/26/2006	$9.75	$7.74	$9.75
10/2/2006	12/29/2006	$17.45	$9.03	$15.35
1/3/2007	3/30/2007	$17.72	$13.23	$13.82
4/2/2007	6/29/2007	$22.78	$13.73	$21.91
7/2/2007	9/28/2007	$24.37	$19.13	$20.20
10/1/2007	12/31/2007	$25.45	$12.02	$13.37
1/2/2008	3/31/2008	$13.98	$7.43	$7.43
4/1/2008	6/30/2008	$8.98	$5.62	$6.86
7/1/2008	9/30/2008	$9.28	$5.44	$6.26
10/1/2008	12/31/2008	$6.48	$3.73	$5.70
1/2/2009	3/31/2009	$7.25	$4.51	$6.54
4/1/2009	6/30/2009	$12.14	$6.88	$11.60
7/1/2009	9/30/2009	$12.74	$9.21	$10.98
10/1/2009	12/31/2009	$12.43	$9.98	$11.49
1/1/2010	3/31/2010	$14.52	$11.21	$14.20
4/1/2010	6/30/2010	$16.03	$13.08	$13.81
7/1/2010	9/30/2010	$23.23	$13.56	$22.79
10/1/2010	12/31/2010	$37.30	$21.41	$35.17
1/3/2011	3/31/2011	$44.48	$32.39	$37.65
4/1/2011	6/30/2011*	$38.84	$30.92	$36.97
7/1/2011	7/8/2011	$41.82	$38.75	$41.13
*As of the date of this free writing prospectus, available information for the third calendar quarter of 2011 includes data for the period from July 1, 2011 through July 8, 2011.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2011.

The graph below illustrates the performance of the underlying stock from July 8, 2007 to July 8, 2011, assuming a Starting Price of $41.13, which was the closing price of the underlying stock on July 8, 2011, and a Trigger Price equal to 65% of the Starting Price (the actual Starting Price and Trigger Price will be determined on the Trade Date).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.
Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-14 of the accompanying product prospectus supplement no. UBS-TAOS-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms” and the provisions in the accompanying product prospectus supplement no. UBS-TAOS-1 dated March 2, 2011 under the caption “General Terms of Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.